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April 19, 2013

BioScrip, Inc.

100 Clearbrook Road

Elmsford, New York, 10523

Re: Prospectus Supplement to Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to BioScrip, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of 10,406,250 shares of its common stock, par value $0.0001 per share (the “Common Stock”), and the sale by certain selling stockholders (the “Selling Stockholders”) of 3,968,750 shares of Common Stock, including an aggregate of 1,875,000 shares issuable upon exercise of the purchase option granted to the underwriters by the Company and the Selling Stockholders, (the “Shares”), pursuant to (1) the Registration Statement on Form S-3 (File No. 333-187336) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and declared effective by the Commission on April 4, 2013, (2) the Company’s preliminary prospectus supplement relating to the Shares, together with the Company’s prospectus dated April 4, 2013, as filed by the Company with the Commission on April 16, 2013 (the “Preliminary Prospectus”) and (3) the Company’s final prospectus supplement relating to the Shares dated April 19, 2013, together with the Company’s prospectus dated April 4, 2013, as filed by the Company with the Commission pursuant to Rule 424(b)(5) under the Act (the “Prospectus”). All of the Shares are to be issued and sold by the Company and the Selling Stockholders as described in the Registration Statement and the Prospectus.

In connection with this opinion (this “Opinion”), we have examined originals or copies (in each case signed, certified or otherwise proven to our satisfaction to be genuine) of: (i) the Registration Statement, the Preliminary Prospectus and the Prospectus; (ii) the Company’s Certificate of Incorporation (as amended to date); (iii) the Company’s Bylaws (as amended to date) as currently in effect; (iv) the Underwriting Agreement, dated April 19, 2013 (the “Underwriting Agreement”), by and among the Company, certain selling stockholders named therein and Jefferies LLC, Morgan Stanley & Co. LLC and SunTrust Robinson Humphrey, Inc., for themselves and as representatives of the other Underwriters; and (v) minutes evidencing corporate action of the Company authorizing the issuance and sale of the Shares.

BioScrip, Inc. April 19, 2013 Page 2

In examining the documents described in the foregoing paragraph, we have assumed the genuineness of all signatures and the authenticity of all agreements, records, documents, instruments and certificates submitted to as originals and the conformity with the originals of all agreements, records, documents, instruments and certificates submitted to us as copies. In making our examination of documents executed by parties other than the Company, we have assumed that each such party has the power and authority to execute and deliver, and to perform and observe the provisions of, each such document to which it is a party and has duly authorized, executed and delivered each such document to which it is a party, and that each such document constitutes a legal, valid and binding obligation of each party (other than the Company) party thereto.

We have further assumed that all Shares will be issued and sold in the manner stated in the Registration Statement and the Prospectus and in compliance with the applicable provisions of the Act and the rules and regulations of the Commission thereunder, the securities or blue sky laws of various states and the terms and conditions of the Underwriting Agreement.

Our opinions set forth herein are based solely upon the General Corporation Law of the State of Delaware as in effect on the date hereof, and we express no opinion with respect to any other laws, rules or regulations (including, without limitation, the application of the securities or “Blue Sky” laws of any state to the offer and/or sale of the Shares).

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance by the Company and, when issued in accordance with the Registration Statement and the Prospectus, and upon payment of the purchase price therefor, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and as an exhibit to any application under the securities or other laws of any state of the United States which relate to the offer and sale of the Shares. We further consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

BioScrip, Inc. April 19, 2013 Page 3

This Opinion is furnished to you in connection with the filing on the date hereof of the Prospectus relating to the offer and sale of the Shares and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except as expressly provided in the preceding paragraph. This Opinion is furnished as of the date hereof and we disclaim any undertaking to update this Opinion after the date hereof or to advise you of any subsequent changes of the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Dechert LLP

Dechert LLP